Exhibit 10.4

November 16, 2011

Tom Keefer
120 Outrigger Mall
Marina del Rey
CA 90292

Dear Tom

It is my pleasure to extend to you, effective December 1, 2011 (Effective Date) an offer for employment as Executive Vice President of Global Sales with Virtual Piggy, Inc. reporting to Jo Webber.  You will work out of the Los Angeles area.

In consideration for your employment, Virtual Piggy agrees to pay you a bi-weekly base salary of $6,346.00.  You will be entitled to annual incentive compensation based upon your achievement of mutually agreeable goals.  Your compensation package will also include 250,000 Employee stock options to be granted on December 1, 2011 at market value, as well as an additional 250,000, at market value, on 4/1/2012, if employed with us on that day.  These options will vest over three years.  In addition, the Company offers you the following benefits:

•	Four weeks of paid vacation time
•	Entitlement to the Company Health Care plan which will be established in January 2012
•	Reimbursement for approved reasonable business expenses incurred on behalf of the Company. Detailed receipts are required for all reimbursable expenses.

Virtual Piggy, Inc. is an at-will employer, and neither you nor Virtual Piggy is bound to continue the employment relationship if either chooses, at its will, to end the relationship at any time.

This offer is contingent upon your ability to provide all acceptable documentation under the Immigration Reform and Control Act of 1986, which requires Virtual Piggy to verify that each employee hired is legally entitled to work in the United States, Virtual Piggy’s receipt of satisfactory results of your background check, as well as your execution of a non-disclosure and confidentiality agreements in the standard form utilized by Virtual Piggy, Inc. for its employees.

Please indicate your acceptance by signing and faxing a copy of this letter to (215) 247-1032 and forwarding the original to Human Resources at our Corporate office by US Mail.  The mailing address is 15 West Highland Avenue, Philadelphia, PA 19118.

I am excited for you to join us at Virtual Piggy as we build this company.  I believe that you will make a strong contribution.  If you have any questions regarding the details of this offer, please do not hesitate to contact me.

Best Regards,

/s/ Jo Webber

Jo Webber
Chairman, Virtual Piggy Inc.,

In Acceptance,

/s/ Tom Keefer	11/16/2011

Tom Keefer	Date

Virtual Piggy Inc., 15W Highland Ave, Philadelphia PA 19118